UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2014

CIBOLAN GOLD CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-30230	65-0488983
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 West Fourth Street, Suite 210, Reno, NV 89503
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (775) 583-4636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors

Effective as of September 22, 2014, at the recommendation of the Nominating and Corporate Governance committee elected Bryson Goodwin to fill the vacancy on the Company’s Board of Directors.  The oening arose from the retirement of Rana Medhi in October 2013.

Mr. Goodwin has extensive experience as an executive officer in finance, sales, management and operations with both private and public companies. Over the years Mr. Goodwin has been engaged by a number of resource, energy, cleantech and technology firms in the departments of; Management, Finance, Business Development, PR & IR, Marketing, and Sales. He brings his experience in the Canadian and US Stock Exchanges as well as public company management, in the resource and energy sectors to his new role at the company.  Mr. Goodwin has experience on the board of a number of organizations and serves as an advisor to several private and public companies. He also consults for a number of capital companies and hedge funds as a resource and capital markets specialist.

The Board of Directors has determined that each of Larry Max Bigler, Shane K. Dyer and Walter A Marting, Jr. and Bryson Goodwin are “independent,” as the term is used in Item 407(a)(1) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and as defined by NASDAQ Listing Rule 5605(a)(2).  Accordingly, it is anticipated that the New Director will be asked to serve on committees of the Board as an independent director.

The Company currently has three standing committees. The Nominating and Corporate Governance Committee is chaired by Walter A. Marting, Jr with Larry Max Bigler and Shane K. Dyer as a members.  The Audit Committee is chaired by Larry Max Bigler with Walter A. Marting, Jr. as a member and the Compensation Committee chaired by Shane K Dyer with Larry Max Bigler as a member.

The Company’s compensatory arrangement with the Directors consists of a Director’s Fee of $1,000 per month payable within five days after the end of each fiscal quarter in the common stock of the Company. Members of the standing committees of the Board receive an additional $1,000 per month payable within five days of the end of each quarter in the common stock of the Company. The fees are capped at $2,000 per director per month.  The newly appointed director has not nor has had since the Company’s last fiscal year a relationship with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2014

CIBOLAN GOLD CORPORATION

By:	/s/ Daniel J. Forbush
Name:	Daniel J. Forbush
Title:	President, CEO, CFO and Director